Exhibit 10.2

LIMITED GUARANTY

THIS GUARANTY (this “Guaranty”) is made and entered into as of January [__], 2008 by Aurora Equity Partners III L.P., a Delaware limited partnership (“AEP”), and Aurora Overseas Equity Partners III, L.P., a Delaware limited partnership (“AOEP” and collectively with AEP, the “Guarantors”).

RECITALS

A.           NuCO2 Acquisition Corp., a Delaware corporation (“Parent”), NuCO2 Merger Co., a Florida corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and NuCO2 Inc., a Florida corporation (the “Company”), have entered into that certain Agreement and Plan of Merger dated as of even date herewith (as it may be amended from time to time, the “Merger Agreement”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

B.           It is a condition precedent to the entering into of the Merger Agreement that the Guarantors execute a guaranty of all of Merger Sub’s and the Parent’s obligations under the Merger Agreement.

NOW, THEREFORE, in consideration of the above Recitals, which are incorporated into the Agreement below by reference as if fully set forth therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Guarantors, each of the Guarantors agrees with the Company as follows:

AGREEMENT

ARTICLE I

REPRESENTATIONS AND WARRANTIES

Each of the Guarantors, severally and not jointly, makes the following representations and warranties to and in favor of the Company with respect to itself (but not the other Guarantor), which shall be continuing representations and warranties so long as any Guarantied Obligations (as defined below) shall remain unpaid and unsatisfied:

Section 1.1.  Existence and Rights.  Such Guarantor is a limited partnership duly formed and validly existing under the laws of the jurisdiction of its formation.  Such Guarantor has the requisite power and authority, rights and franchises to own its property and to carry on its business as now carried on and is duly qualified and in good standing in each jurisdiction in which the property owned by it or the business conducted by it makes such qualification necessary, and such Guarantor has the power and authority to execute, deliver and perform this Guaranty.

Section 1.2.  Guaranty Authorized and Binding.  The execution, delivery and performance of this Guaranty by such Guarantor have been duly authorized by all requisite limited partnership action and this Guaranty is a valid and legally binding obligation of such Guarantor enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and to general principles of equity.

Section 1.3.  No Conflict.  The execution and delivery of this Guaranty by such Guarantor (a) are not, and the performance of this Guaranty by such Guarantor will not be, in contravention of, or in conflict with, or result in the default, require consent, or give rise to a right of termination or acceleration of any obligation under, any agreement, indenture or undertaking to which such Guarantor is a party or by which it or any of its property is or may be bound or affected, (b) do not, and will not, require the consent or approval of any Governmental Authority, (c) are not, and will not be, in contravention of, or in conflict with, any applicable Law binding on such Guarantor or any term or provision of such Guarantor’s limited partnership agreement or other organizational documents, and (d) do not, and will not, cause any security interest, lien or other encumbrance to be created or imposed upon any of such Guarantor’s assets or property.

Section 1.4.  Review of Documents.  Such Guarantor hereby acknowledges that it has copies of and is fully familiar with the Merger Agreement.

Section 1.5.  Financial Capacity.  Such Guarantor has the financial capacity to pay and perform its obligations under this Guaranty in full, and all funds necessary for such Guarantor to fulfill its obligations under this Guaranty in full shall be available to such Guarantor for so long as this Guaranty shall remain in effect in accordance with Section 2.2.

ARTICLE II

GUARANTY

Section 2.1.  Guaranty.

(a)           Subject to the limitations set forth in Section 2.1(b), each Guarantor hereby absolutely unconditionally and irrevocably guaranties to the Company the prompt payment (on demand and in lawful money of the United States) and performance of such Guarantor’s Pro Rata Portion (as defined below) of the Guarantied Obligations (as defined below).  The term “Guarantied Obligations” as used herein means all obligations of Merger Sub or Parent under the Merger Agreement, subject to the terms and conditions set forth therein (as such provisions may be amended or waived by Merger Sub, Parent and the Company from time to time).  Notwithstanding any other provision of this Guaranty, payment by any Guarantor hereunder will be due on the 15th Business Day after the date on which the Company notifies such Guarantor that Merger Sub or Parent has failed to pay the Guarantied Obligations when due in accordance with the terms of the Merger Agreement and that the Company is requesting payment from such Guarantor.

(b)           The guaranties and obligations of the Guarantors shall be several and not joint, which shall mean that a Guarantor shall be liable to the Company only to the extent of such Guarantor’s Pro Rata Portion of the Guarantied Obligations.  In addition, in no event shall the Guarantors be obligated to make payments to the Company with respect to this Guaranty that exceed $35,000,000 in the aggregate (the “Maximum Amount”), it being understood that this Guaranty may not be enforced against the Guarantors without giving effect to the Maximum Amount.  The Company hereby agrees that in no event shall the Guarantors be required to pay to the Company under, in respect of, or in connection with this Guaranty or the Merger Agreement other than as expressly set forth herein.  The term “Pro Rata Portion” as used herein means (i) with respect to AEP, 98.8864% and (ii) with respect to AOEP, 1.1136%.

(c)           Notwithstanding the foregoing, in the event that the Company, directly or indirectly, claims, attempts, commences litigation or other proceedings in order to assert, asserts, demands or otherwise seeks to claim that the provisions of Section 2.1 hereof limiting the Guarantors’ liability to the Maximum Amount or that any other provisions of this Guaranty are illegal, invalid or unenforceable in whole or in part, or attesting any theory of liability against the Guarantors or any Affiliates of Guarantors with respect to the transactions contemplated by the Merger Agreement other than liability of the Guarantors under this Guaranty (as limited by the provisions of Section 2), then (i) the obligations of the Guarantors under this Guaranty shall terminate ab initio and shall thereupon be null and void, (ii) if the Guarantors have previously made any payments under this Guaranty, they shall be entitled to recover such payments from the Company and (iii) none of the Guarantors and any Non-Recourse Parties (as defined below) shall have any liability to the Company or any of its Affiliates with respect to the Merger Agreement, the Equity Commitment Letter (as defined below), the transactions contemplated by the Merger Agreement or under this Guaranty.

Section 2.2.  Continuing Guaranty.  This is a continuing guaranty of the Guarantied Obligations and shall remain in full force and effect until the earlier to occur of (a) the indefeasible payment and performance in full of the Guarantied Obligations, (b) the termination of the Merger Agreement by Parent, Merger Sub or the Company, in either such case in accordance with its terms, and only if neither Merger Sub nor the Parent has any liability or financial obligation to the Company that survives such termination or (c) consummation of the Closing.  Upon termination of the Merger Agreement in accordance with its terms, and only if neither Merger Sub nor Parent has any liability or financial obligation to the Company that survives such termination, or upon consummation of the Closing, this Guaranty shall automatically become void and neither Guarantor shall thereafter have any liability arising hereunder.  Each Guarantor understands and agrees that, subject to the immediately preceding two sentences, this Guaranty shall be binding upon the Guarantor and its successors and assigns, shall be construed as an absolute, irrevocable and continuing guaranty of payment and performance and shall be enforceable by the Company and its successors, transferees and assigns, subject to the terms set forth herein.  Each Guarantor authorizes Merger Sub, Parent and the Company without notice or demand and without affecting such Guarantor’s liability hereunder, from time to time to make any change to the terms of the Merger Agreement or in any other term of all or any of the Guarantied Obligations, or any other amendment or waiver of or any consent to departure from the Merger Agreement or any of the documents executed in connection therewith.

Section 2.3.  Nature of Guaranty.  In the event that any payment to the Company hereunder is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Guarantied Obligations as if such payment had not been made; provided that this Section 2.3 shall not apply to any such rescission or return by reason of the insolvency, bankruptcy or reorganization of Merger Sub or Parent, which shall be covered by Section 2.5 below.  A separate action or separate actions under this Guaranty may be brought and prosecuted against either Guarantor whether or not any action is brought or prosecuted against Merger Sub, Parent, the other Guarantor or any other person or whether Merger Sub, Parent, the other Guarantor or any other person is joined in any such action or actions.  Any circumstance which operates to toll any statute of limitations applicable to Merger Sub or Parent shall also operate to toll the statute of limitations applicable to Guarantor.  This Guaranty is an unconditional guarantee of payment and not of collection.

Section 2.4.  Waivers.  Each Guarantor hereby waives the right to require the Company to proceed against Merger Sub, Parent, the other Guarantor or any other person liable on the Guarantied Obligations or to pursue any other remedy in the Company’s power whatsoever, and each Guarantor waives the right to have the proceeds of property of Merger Sub, Parent, the other Guarantor or any other person liable on the Guarantied Obligations first applied to the discharge of the Guarantied Obligations.  When making any demand on a Guarantor hereunder against the Guarantied Obligations, the Company may, but shall be under no obligation to, make a similar demand on Merger Sub, Parent or the other Guarantor, and any failure by the Company to make any such demand or to collect any payments from Merger Sub, Parent or the other Guarantor shall not relieve such Guarantor of its obligations or liabilities hereunder.  The Company may, at its election, exercise any right or remedy it may have against Merger Sub, Parent, a Guarantor or any other person without affecting or impairing in any way the liability of the other Guarantor hereunder, except to the extent the Guarantied Obligations have been indefeasibly paid, and each Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other right or remedy of such Guarantor against Merger Sub or Parent, whether resulting from such election by the Company or otherwise.  Each Guarantor hereby waives, to the fullest extent permitted by law, all rights and benefits under any applicable law purporting to reduce a guarantor’s obligations in proportion to the obligation of the principal.  Each Guarantor hereby waives any defense based upon or arising by reason of: (a) any lack of authority of any officer, director or any other person acting or purporting to act on behalf of Merger Sub or Parent, or any defect in the formation of Merger Sub or Parent; (b) any act or omission by Merger Sub or Parent which directly or indirectly results in or aids the discharge of Merger Sub or Parent or any Guarantied Obligations by operation of law or otherwise; or (c) any modification of the Guarantied Obligations, in any form whatsoever, including, without limitation, the renewal, extension, acceleration or other change in time for payment or performance of the Guarantied Obligations, any waiver or modification of conditions precedent or any other change in the terms of the Guarantied Obligations or any part thereof.  Each Guarantor hereby waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty and of the existence, creation or incurring of new or additional obligations.  Each Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Merger Sub and Parent and of all other circumstances bearing upon the risk of nonpayment or nonperformance by Merger Sub or Parent of the Guarantied Obligations which diligent inquiry would reveal, represents that it has adequate means of obtaining such financial information from Merger Sub and Parent on a continuing basis, and agrees that the Company shall have no duty to advise any Guarantor of information  known to it regarding such condition or any such circumstances.  Each Guarantor hereby waives notice of any action taken or omitted by the Company in reliance hereon, any requirement that the Company be diligent and prompt in making demands hereunder, notice of any waiver or amendment of any terms and conditions of the Merger Agreement, notice of any default by Merger Sub or Parent or the assertion of any right of the Company hereunder, and any right to plead or assert any election of remedies in any action to enforce this Guaranty in respect of its obligations hereunder.

Section 2.5.  Bankruptcy Not Discharge.  The Company shall not be obligated to file any claim relating to any Guarantied Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantors’ obligations hereunder.  Subject to the second sentence of Section 2.2, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any or all of the Guarantied Obligations is rescinded or must otherwise be restored or returned by the Company upon the insolvency, bankruptcy or reorganization of Merger Sub or Parent.  Notwithstanding any modification, discharge or extension of the Guarantied Obligations or any amendment, waiver, modification, stay or cure of the Company’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning Merger Sub, or Parent, whether permanent or temporary, and whether or not assented to by the Company, each Guarantor hereby agrees that it shall be obligated hereunder to pay and perform the Guarantied Obligations and discharge its other obligations in accordance with the terms of the Guarantied Obligations as set forth in this Guaranty in effect on the date hereof.  Each Guarantor understands and acknowledges that by virtue of this Guaranty, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Merger Sub or Parent.

Section 2.6.  Guarantor’s Understandings With Respect To Waivers.  Each Guarantor warrants and agrees that each of the waivers set forth above is made with such Guarantor’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of its own choosing, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law.  If any of said waivers are determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law.

Section 2.7.  Covenants of the Company.  The Company hereby covenants and agrees that it shall not institute, directly or indirectly and shall cause its Affiliates not to institute, directly or indirectly, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the transactions contemplated thereby or the equity commitment letter between the Company and Parent (the “Equity Commitment Letter”), against the Guarantors or any Non-Recourse Party, except for claims against the Guarantors under this Guaranty (subject to the limitations described herein, including the Maximum Amount).  Notwithstanding anything to the contrary contained in this Guaranty, the Company hereby agrees that to the extent Parent and Merger Sub are indefeasibly relieved in full of their payment obligations under the Merger Agreement (other than due to a rejection of the Merger Agreement in the context of a bankruptcy or insolvency of Parent or Merger Sub), the Guarantors shall be similarly relieved of their obligations under this Guaranty.  Notwithstanding anything that may be expressed or implied in this Guaranty or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Guaranty, the Company covenants, agrees and acknowledges that no Person other than the Guarantors has any obligations hereunder and that, notwithstanding that the Guarantors or their general partners may be a partnership or limited liability companies, the Company has no right of recovery under this Guaranty, or any claim based on the obligations hereunder against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of the Guarantors, Parent or Merger Sub or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than the Guarantors) or agent of any of the foregoing (collectively, but not including Parent, Merger Sub or the Guarantors, each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party (including a claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, and the Company further covenants, agrees and acknowledges that the only rights of recovery that the Company has in respect of the Merger Agreement or the transactions contemplated thereby are its rights to recover from Parent and Merger Sub under and to the extent expressly provided in the Merger Agreement and from the Guarantors (but not any Non-Recourse Party) under and to the extent expressly provided in this Guaranty and subject to the Maximum Amount and the other limitations described herein; provided, however, that in the event a Guarantor (i) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion or its properties and other assets to any person such that the sum of such Guarantor’s remaining net assets plus uncalled capital is less than such Guarantor’s Pro Rata Portion of the Maximum Amount, then, and in each such case, the Company may seek recourse, whether by enforcement or any judgment or assessment or by any legal or equitable proceeding or by virtue of any statue, regulation or other applicable Law, against such continuing or surviving entity, but only to the extent of the liability of such Guarantor hereunder.  The Company acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs.  Recourse against the Guarantors under and pursuant to the terms of this Guaranty shall be the sole and exclusive remedy of the Company and all of its Affiliates against the Guarantors and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby, including by piercing of the corporate veil or by a claim by or on behalf of Parent or Merger Sub.  Nothing set forth in this Guaranty shall confer or give or shall be construed to confer or give to any Person other than the Company, its successors, transferees or assigns (including any Person acting in a representative capacity) any rights or remedies against any Person including the Guarantors, except as expressly set forth herein.

ARTICLE III

MISCELLANEOUS

Section 3.1.  Survival of Warranties.  All representations, warranties, covenants and agreements of the Guarantors contained herein shall survive the execution and delivery of this Guaranty and shall be deemed made continuously, and shall continue in full force and effect, until the termination of this Guaranty.

Section 3.2.  No Waiver.  No waiver, forbearance, failure or delay by the Company in exercising, or in beginning to exercise, any right, power or remedy, nor any simultaneous or later exercise thereof, shall constitute a waiver of the Company’s rights hereunder, and every right, power or remedy of the Company shall continue in full force and effect until such right, power or remedy is specifically waived in writing.  No single or partial exercise of any right, power or remedy by the Company shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies that may be available to the Company at law, in equity, or otherwise.

Section 3.3.  Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to either Guarantor, Merger Sub or Parent:

c/o Aurora Management Partners LLC
10877 Wilshire Boulevard, Suite 2100
Los Angeles, CA  90024
Attention:  Timothy J. Hart, Esq.
Telecopier No.:  (310) 277-5591

with a copy to:

Bruce D. Meyer, Esq.
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA  90071
Telecopier No.:  (213) 229-7520

If to the Company:

Eric M. Wechsler, Esq.
NuCO2 Inc.
2800 SE Market Place
Stuart, Florida  34997
Telecopier No.:  (772) 221-1690

with a copy to:

Steven Wolosky, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY   10022
Telecopier No.:  (212) 451-2222

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.  Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 3.4.  Severability.  Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 3.5.  Governing Law; Jurisdiction.  This Guaranty shall be governed by and construed in accordance with the substantive laws of the State of New York and the United States of America without regard to any law which would result in the selection or application of the law of any other jurisdiction.

Section 3.6.  Binding Effect; Assignment.  This Guaranty shall be binding upon and inure to the benefit of the Company and the Guarantors and their respective successors and assigns, provided that neither Guarantor shall have the right to assign its rights and obligations hereunder without the prior written consent of the Company (and any attempted assignment in contravention of the terms hereof shall be void).

Section 3.7.  Headings.  Article and Section headings in this Guaranty are included herein for the convenience of reference only and shall not constitute a part of this Guaranty for any other purpose.

Section 3.8.  Entire Agreement.  This Guaranty constitutes the entire agreement and understanding between the parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous drafts, agreements, representations and understandings of the parties. Each party acknowledges that it has expressly bargained for a prohibition of any implied or oral amendments or modifications of any kind, nature or character.  Each party agrees and acknowledges that this Guaranty is fully integrated and not in need of parol evidence in order to reflect the intentions of the parties, and that the parties intend the literal words of this agreement to govern the transactions described herein, and for all prior negotiations, drafts and other extraneous communications to have no significance or evidentiary effect whatsoever.

Section 3.9.  Counterparts.  This Guaranty may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, this Guaranty has been entered into by the undersigned as of the date and year first above written.

GUARANTORS:

AURORA EQUITY PARTNERS III, L.P.

By:	AURORA CAPITAL PARTNERS III, L.P., its general partner

By:	AURORA ADVISORS III LLC, its general partner

By:	/s/ Timothy J. Hart
Name: Timothy J. Hart
Title: Vice President, Secretary and General Counsel

AURORA OVERSEAS EQUITY PARTNERS III, L.P.

By:	AURORA OVERSEAS CAPITAL PARTNERS III, L.P., its general partner

By:	AURORA OVERSEAS ADVISORS III LDC, its general partner

By:	/s/ Timothy J. Hart
Name: Timothy J. Hart
Title: Vice President, Secretary and General Counsel

SIGNATURE PAGE TO LIMITED GUARANTY

ACCEPTED BY:

NUCO2 INC.

By:	/s/ Michael E. DeDomenico
Name: Michael E. DeDomenico
Title: Chairman and Chief Executive Officer

SIGNATURE PAGE TO LIMITED GUARANTY